EXHIBIT 10.10

January 1, 2021

2021 LONG-TERM CASH INCENTIVE AWARD GRANT AGREEMENT

To: [NAME]

This letter (the “Agreement”) memorializes the terms of a long-term cash incentive award (the “Award”) that Babcock & Wilcox Enterprises, Inc. (“BW”) is making to you, subject to the terms and conditions set forth below. The Award is an award of “Performance Units” under the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”).

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan. All determinations and interpretations made by the Award Administrator regarding any question arising hereunder or under the Plan or this Agreement will be binding and conclusive on you and your legal representatives and beneficiaries. For purposes of this Agreement, “Award Administrator” means (i) the Committee, if you are an officer of BW who is subject to the reporting requirements of Section 16 of the Exchange Act, and (ii) BW management for any other employee. The term “BW” as used in this Agreement with reference to employment includes any subsidiaries of BW (including unconsolidated joint ventures).
Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it will be deemed to include such person.
Target Award Amount. The target amount of the Award (the “Target Award”) is $[    ].

The Target Award was determined by the Award Administrator in its discretion. The amount of the Target Award will not be adjusted for interest or otherwise.

Performance Conditions. Payment of fifty percent (50%) of the Target Award is conditioned on BW achieving a targeted level of Adjusted EBITDA for calendar year 2021, and payment of the remaining fifty percent (50%) of the Target Award is conditioned on BW achieving a targeted level of Adjusted EBITDA for calendar year 2022. You will receive a separate written communication from BW regarding the specific level of Adjusted EBITDA for each year that applies to the Award. If the Adjusted EBITDA level of achievement for a year is below the targeted level, you will not earn that portion of the Target Award and it will be canceled and forfeited. For purposes of this Agreement, “Adjusted EBITDA” for a year means BW’s adjusted earnings before interest, taxes, depreciation, and amortization as disclosed in BW’s Annual Report on Form 10-K for the applicable year, subject to such other adjustments as may be determined by the Award Administrator in accordance with the Plan.

Vesting and Payments. Subject to the performance conditions described above, the Award will become earned and vested on December 31, 2023 (the “Vesting Date”), provided you remain in continuous employment with BW through the Vesting Date. To the extent earned and vested, the Award will be paid as soon as administratively practicable after the Vesting Date and in no event later than March 15, 2024. Amounts payable will be reduced dollar-for-dollar by any amounts paid before the Vesting Date as described in the next paragraph.

The Award Administrator may, in its discretion, determine to pay before the Vesting Date (i) for 2021, up to 25% of the Target Award if the Adjusted EBITDA goal for 2021 is achieved, and (ii) for 2022, up to 25% of the Target Award if the Adjusted EBITDA goal for 2022 is achieved, provided that you have remained in continuous employment with BW through the end of the applicable year. In either such case, payment will be made as soon as administratively practicable after the end of the applicable calendar year, and in no event later than March 15 of following the calendar year (e.g., by March 15, 2022 if a payment is made for 2021).

If your continuous employment with BW ends for any reason, whether voluntary or involuntary, before the Vesting Date, the Award will not be earned and all of your right, title, and interest in the Award will be immediately canceled and forfeited. In that case, to the extent any portion of the Award had been paid before the Vesting Date as provided in the preceding paragraph, the repayment provisions below will apply.

Notwithstanding the foregoing, if your employment with BW terminates by reason of a Reduction in Force, the Award Administrator in its discretion may determine to pay out a prorated portion of the Award and waive the repayment provisions described below. Any prorated payment will be made within 60 days after your Reduction in Force termination. The Award Administrator may condition such payment on your providing BW with a release of claims in such form as BW may require and any other conditions that the Award Administrator may determine. For purposes of this Agreement, “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan or a successor plan (as may be amended) whether or not you are a participant in such plan, termination of employment in connection with a voluntary exit program, or termination of employment under other circumstances which the Award Administrator designates as a reduction in force.

Repayment Under Certain Circumstances. Except as provided below, if your continuous employment with BW ends for any reason, whether voluntary or involuntary, before the Vesting Date, you shall, within ten business days after such termination, repay the Company the after-tax portion of any amounts previously paid to you under this Agreement for 2021 and 2022 (if applicable). If you fail to make full repayment pursuant to this Agreement within the specified time period, and should BW be required to initiate legal action to recover the repayment, you will be liable for any attorneys’ fees and costs incurred by BW to recover such repayment as well as pre-judgment interest at the highest legal rate permissible.

This repayment obligation will not apply if your employment with BW ends (i) by reason of your death or Disability, or (ii) as the result of a Reduction in Force.

Miscellaneous. Payments under this Agreement will be subject to all applicable tax withholdings as determined by BW.

Payments under this Agreement will not count toward or be considered in determining payments or benefits due under any other plan, program, or agreement. You and BW acknowledge that your employment is “at will” and may be terminated by either you or BW at any time and for any reason.

This Agreement may not be amended or modified, except by an agreement in writing signed by you and BW. This Agreement shall be binding upon any successor of BW or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that BW would be obligated under this Agreement if no succession had taken place. The term “BW,” as used in this letter, shall mean BW as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles.

[Signature Page Follows]

Please indicate your agreement with and acceptance of the terms and conditions of this Agreement by signing this Agreement in the space provided below. Please keep a copy for your records and return the original to    at    .

Sincerely yours,

BABCOCK & WILCOX ENTERPRISES, INC.

By: ___________________________
Name: Jacqueline Opal
Title: Vice President, Human Resources

Acknowledged and Agreed:

_______________________

[Employee]